Exhibit 10.2

CONFORMED COPY

CASH MANAGEMENT AGREEMENT

Dated as of July 31, 2009

among

PINNACLE TOWERS ACQUISITION HOLDINGS LLC

PINNACLE TOWERS ACQUISITION LLC

GS SAVINGS INC.

GOLDENSTATE TOWERS, LLC

TOWER VENTURES III, LLC

TVHT, LLC

as Issuers,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Indenture Trustee and as Central Account Bank,

and

CROWN CASTLE USA INC.,

as Manager

CASH MANAGEMENT AGREEMENT

CASH MANAGEMENT AGREEMENT (this “Agreement”), dated as of July 31, 2009, among the Issuers signatory hereto (together with the direct and indirect subsidiaries of such Issuers, if any, collectively, the “Issuers”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as indenture trustee (in such capacity, the “Indenture Trustee”) and as bank (in such capacity, the “Central Account Bank”), and CROWN CASTLE USA INC., a Pennsylvania corporation (the “Manager”). This Agreement replaces the Cash Management Agreement, dated as of December 7, 2004, by and among each of the entities listed on the signature pages thereto under the heading “Borrowers”, Towers Finco III LLC, LaSalle Bank National Association and Global Signal Services LLC.

W I T N E S S E T H:

WHEREAS, pursuant to that certain indenture by and among the Issuers, the Guarantor and the Indenture Trustee dated as of the date of this Agreement (together with all amendments and supplements thereto, the “Indenture”) the Issuers issued Notes upon the terms and subject to the conditions set forth therein (the “Notes”);

WHEREAS the Notes are secured by, among other things, (i) the pledge of certain equity interests of the Issuers set forth in the Pledge and Security Agreement (as defined in the Indenture), (ii) the pledge of certain accounts and reserves of the Issuers set forth in the Indenture and (iii) the pledge of certain personal property of the Issuers set forth in the Security Agreement (as defined in the Indenture) (such pledges and all extensions, renewals, modifications, substitutions and amendments thereof, collectively, the “Security Instruments”), in favor of the Indenture Trustee for the benefit of Noteholders and the other Secured Parties (as defined in the Pledge Agreement);

WHEREAS, pursuant to the Security Instruments, the Issuers have granted to the Indenture Trustee a security interest in all of the Issuers’ right, title and interest in, to and under the Receipts (as defined in the Indenture), due and to become due to the Issuers or to which the Issuers are now or may hereafter become entitled, arising out of the Tower Sites or any part or parts thereof;

WHEREAS, the Issuers and the Manager have entered into a Management Agreement with respect to the Tower Sites, dated as of the date hereof, pursuant to which the Manager has agreed to manage the Tower Sites;

WHEREAS, in order to fulfill all of the Issuers’ obligations under the Indenture, the Issuers and the Manager have agreed that all Receipts will be deposited directly into a Lock Box Account (as defined in the Indenture) established by the Issuers, transferred to the Central Account (as defined in the Indenture) established under the Indenture by the Issuers with the Indenture Trustee and allocated and/or disbursed in accordance with the terms and conditions hereof and of the Indenture.

NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Indenture. As used herein, the following terms shall have the following definitions:

“Advance Rents Reserve Deposit” means, collectively, the Annual Advance Rents Reserve Deposit, the Semi-Annual Advance Rents Reserve Deposit and the Quarterly Advance Rents Reserve Deposit.

“Agreement” means this Cash Management Agreement among the Issuers, the Manager and the Indenture Trustee, as amended, supplemented or otherwise modified from time to time.

“Annual Advance Rents Reserve Deposit” means eleven-twelfths (11/12ths) of the amount of Rent due and paid pursuant to Leases which require that annual Rent due thereunder be paid in advance during the month of January in each calendar year; provided, however, if Rents which are required to be delivered as Annual Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

“Collateral” shall have the meaning ascribed to it in Section 5.1.

“Deposit Account Control Agreement” shall mean a deposit account control agreement executed by the Issuers for benefit of the Indenture Trustee with respect to the Lock Box Account.

“Extraordinary Receipts” means any receipts of the Issuers not included within the definition of Operating Revenues under the Indenture, including, without limitation, receipts from litigation proceedings and tax certiorari proceedings.

“Manager Report” shall have the meaning ascribed to it in the Management Agreement.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par (unless the Issuers deposit into the applicable Sub-Account cash in the amount by which the purchase price exceeds par), including those issued by any Servicer, the trustee for any financing of Crown International or any of its Subsidiaries or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the invested sums are required for payment of an obligation for which the related Sub-Account was created and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (i) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (iii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes); provided, however, that the investments described in this clause (iv) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes); provided, however, that the investments described in this clause (v) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes) in its highest long-term unsecured debt rating category; provided, however, that the investments described in this clause (vi) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (vii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and have the highest rating from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes) for money market funds or mutual funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes by such Rating Agency;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment; and provided, further, no obligation or security, other than an obligation or security constituting real estate assets, cash, cash items or Government securities pursuant to Code Section 856(c)(4)(A), shall be a Permitted Investment if the value of such obligation or security exceeds ten percent (10%) of the total value of the outstanding securities of any one issuer.

“Quarterly Advance Rents Reserve Deposit” means two-thirds (2/3rds) of the amount of Rent due and paid pursuant to Leases which require that quarterly Rent due thereunder be paid in advance during the first (1st) month of each calendar quarter (i.e., January, April, July and October); provided, however, if Rents which are required to be delivered as Quarterly Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

“Securities Accounts” means, collectively, the Central Account and the Sub-Accounts.

“Semi-Annual Advance Rents Reserve Deposit” means five-sixths (5/6ths) of the amount of Rent due and paid pursuant to Leases which require that semi-annual Rent due thereunder be paid in advance; provided, however, if Rents which are required to be delivered as Semi-Annual Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

“Sub-Accounts” means, collectively, the Impositions and Insurance Reserve Sub-Account, the Cash Trap Reserve Sub-Account, the Advance Rents Reserve Sub-Account, the Loss Proceeds Reserve Sub-Account and any other sub-accounts of the Central Account which may hereafter be established by the Indenture Trustee hereunder.

“Tenant Direction Letter” shall have the meaning ascribed to it in Section 2.2(a).

“Third-Party Receipts” means any sums deposited into the Central Account which represent funds delivered to the Issuers or the Manager on account of any Person other than the Issuers, which sums are required to be paid, or reimbursed, to any such Person by the Issuers or the Manager, and for which the Issuers have delivered documentation reasonably satisfactory to the Indenture Trustee establishing the amounts of such Third-Party Receipts.

“UCC” shall have the meaning ascribed to it Section 5.1(a)(iv).

II. THE ACCOUNTS AND SUB-ACCOUNTS

Section 2.1. Establishment of the Accounts. The Accounts governed by this Agreement have been established at the Central Account Bank pursuant to Article III of the Indenture. On the Closing Date, the Indenture Trustee shall deliver notice to the Lock Box Bank in accordance with Section 2 of the Deposit Account Control Agreement of the Indenture Trustee’s exercise of control of the Lock Box Account.

Section 2.2. Deposits into Accounts. The Issuers and the Manager represent, warrant and covenant that:

(a)	To the extent not previously notified, the Issuers shall notify and advise each Tenant under each Lease to send directly to the deposit box or Lock Box Account all payments of Receipts pursuant to an instruction letter in the form of Exhibit A (each a “Tenant Direction Letter”). Pursuant to the Deposit Account Control Agreement, all available funds on deposit in the Lock Box Account shall be deposited by the Lock Box Bank into the Central Account by wire transfer (or transfer via the ACH System) on each Business Day. The Indenture Trustee may make withdrawals from the Central Account in accordance with Section 3.03 of the Indenture.

(b)	If, notwithstanding the provisions of this Section 2.2, the Issuers, the Guarantor or the Manager receives any Receipts from any Tower Site, or any Extraordinary Receipts (for the avoidance of doubt, the proceeds of any disposition of a Tower Site pursuant to Sections 7.32 and 7.34 of the Indenture shall be deemed “Receipts” for all intents and purposes under this Agreement and the Indenture), the Issuers or the Manager shall, or shall cause the Guarantor to, deposit such amounts in the Lock Box Account within one (1) Business Day of receipt. Provided no Event of Default has occurred and is then continuing, and except as otherwise set forth in the Indenture, Extraordinary Receipts shall be held and applied as “Rents” in accordance with Article V of the Indenture when and as received.

(c)	Prior to the end of each Collection Period, the Issuers (or the Manager on their behalf) shall instruct the Indenture Trustee to deposit the Advance Rents Reserve Deposits received in the Central Account during each such Collection Period into the Advance Rents Reserve Sub-Account. All such deposits into the Advance Rents Reserve Sub-Account shall be reflected in the Manager Report for the applicable Collection Period.

(d)	Without the prior written consent of the Indenture Trustee, neither the Issuers nor the Manager shall (i) terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever, or (ii) direct or cause any Tenant or other Person to pay any amount in any manner other than as provided in the related Tenant Direction Letter.

(e)	The Issuers and the Manager shall cause any Loss Proceeds to be deposited directly into the Central Account as such proceeds are paid (or, if any such proceeds are received by the Issuers or the Manager, such proceeds shall be deposited into the Central Account within two (2) Business Days after receipt thereof) and such proceeds shall be allocated and disbursed in accordance with Section 7.06 of the Indenture.

(f)	The Issuers, the Manager, the Servicer and the Indenture Trustee shall cause any Liquidation Proceeds to be deposited directly into the Central Account as such proceeds are received and such proceeds shall be allocated and disbursed in accordance with Article V of the Indenture.

Section 2.3. Account Name. The Securities Accounts shall each be in the name of the Indenture Trustee, as secured party; provided, however, that in the event the Indenture Trustee resigns or is replaced pursuant to the terms of the Indenture, the Central Account Bank shall change the name of each Securities Account to the name of the successor or assignee. The Lock Box Account shall be in the name of the Issuers, provided, however, that in the event the Indenture Trustee resigns or is removed in accordance with Section 11.07 of the Indenture, the Indenture Trustee shall notify Lock Box Bank, and the Issuers and Lock Box Bank will enter into a deposit account control agreement with successor or assignee, as secured party. The account number of each Account as of the Closing Date is set forth on Schedule I hereto.

Section 2.4. Eligible Accounts/Characterization of Accounts. Each Account shall be an Eligible Account. Each Securities Account is and shall be treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC. The Indenture Trustee hereby agrees that each item of property (whether investment property, financial asset, securities, securities entitlement, instrument, cash or other property) credited to each Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. All securities or other property underlying any financial assets credited to each Account (other than cash) shall be registered in the name of the Indenture Trustee, endorsed to the Indenture Trustee or in blank or credited to another securities account maintained in the name of the Indenture Trustee and in no case will any financial asset credited to any Account be registered in the name of the Issuers or the Manager, payable to the order of the Issuers or the Manager or specially endorsed to the Issuers or the Manager.

Section 2.5. Permitted Investments. Sums on deposit in the Securities Accounts shall be invested in Permitted Investments. Except during the existence and continuance of any Event of Default, the Manager shall have the right to direct the Indenture Trustee to invest sums on deposit in the Securities Accounts in Permitted Investments; provided, however, in no event shall the Manager direct the Indenture Trustee to make a Permitted Investment if the maturity date of that Permitted Investment is later than the date on which the invested sums are required for payment of an obligation for which the Account was created. After an Event of Default and during the continuance thereof, the Indenture Trustee may invest sums on deposit in the Securities Accounts in Permitted Investments. The Issuers hereby irrevocably authorize the Indenture Trustee to apply any interest or income earned from Permitted Investments to the Central Account for payment in accordance with the priorities set forth in Section 5.01(a) of the Indenture. The amount of actual losses sustained on a liquidation of a Permitted Investment shall be deposited into the Central Account by the Issuers no later than three (3) Business Days following such liquidation. The Issuers shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments. Any interest, dividends or other earnings which may accrue on the Securities Accounts shall be added to the balance in the applicable Account and allocated and/or disbursed in accordance with the terms hereof.

Section 2.6. Third-Party Receipts. Sums on deposit in the Central Account representing Third-Party Receipts shall be released to the Issuers upon receipt. The Issuers covenant that all Third-Party Receipts released to the Issuers shall be paid to the Person or Persons to which such Third-Party Receipts are due not later than ten (10) Business Days after receipt thereof. Within thirty (30) days of the written request of the Indenture Trustee, the Issuers shall deliver evidence reasonably satisfactory to the Indenture Trustee that all Third-Party Receipts released to the Issuers pursuant to this Section 2.6 have been delivered to the appropriate Person.

III. DEPOSITS

Section 3.1. Initial Deposits.

(a)	The Issuers shall deposit in the Impositions and Insurance Reserve Sub-Account on the date hereof the amount of $650,000.00.

(b)	The Issuers shall deposit in the Advance Rents Reserve Sub-Account on the date hereof the amount of $2,970,000.00.

Section 3.2. Additional Deposits. The Issuers shall make such additional deposits into the Accounts as may be required by the Indenture.

Section 3.3. Application of Funds from the Central Account.

(a)	Based solely on written instructions from the Servicer, funds on deposit in the Central Account shall be applied in accordance with Article V of the Indenture. All distributions to the Issuers or the Manager shall be in accordance with the wiring instructions attached hereto as Exhibit B, or such other wiring instructions as the Issuers or the Manager may hereafter provide to the Indenture Trustee by written notice in accordance with the terms hereof.

(b)	If there are insufficient funds in the Central Account for the deposits required by Section 5.01(a), clauses first, second, fifth (assuming payments will be made in accordance with clauses third and fourth) and seventh (assuming payments will be made in accordance with clause sixth) of the Indenture on or before the Payment Date when due, the Issuers shall deposit the amount of such deficiency into the Central Account on or before the Business Day preceding such Payment Date. Under no circumstances shall the Indenture Trustee be required to utilize the Cash Trap Reserve to cure any deficiencies in any Sub-Accounts. To the extent sufficient funds are included within the applicable Sub-Accounts (or, if not sufficient, the Issuers deposit the amount of any such deficiency pursuant to this Section 3.3(b)) the Issuers shall be deemed to have satisfied the obligations of the Issuers to make the related deposit under the Indenture.

(c)	The Issuers shall use all disbursements made to them under Section 5.01 (a) clauses fifth and seventh of the Indenture solely to pay Operating Expenses (other than (A) Impositions and Insurance Premiums and (B) Management Fees). Three (3) Business Days prior to the applicable Payment Date, the Manager shall issue a request to the Servicer that a disbursements be made pursuant to Section 5.01(a) clause seventh of the Indenture. The Servicer shall, in accordance with the Servicing Standard, approve such request and indicate its approval, if any, by including the amount to be disbursed pursuant to Section 5.01(a) clause seventh of the Indenture in the Servicer Report.

(d)	Upon the expiration of a Cash Trap Condition in accordance with Section 4.05 of the Indenture, any funds remaining in the Cash Trap Reserve Sub-Account shall be returned to the Issuers provided no Event of Default then exists.

(e)	Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Central Account, and any Sub-Accounts thereof shall be disbursed to or as directed by the Indenture Trustee (based solely on written instruction from the Servicer); provided, however, that any payments on the Notes will be made in accordance with the Indenture.

(f)	On each Payment Date, the Issuers will provide to the Indenture Trustee an estimate of the amount of the Management Fee that is due and payable on such Payment Date. Allocations pursuant to Section 5.01(a), clauses sixth and fifteenth of the Indenture shall be made on the basis of such estimate. If the actual Management Fee payable on any Payment Date is not equal to the amount allocated for the payment thereof pursuant to Section 5.01(a), clauses sixth and fifteenth of the Indenture, then the Management Fee for the Payment Date immediately following final determination of the applicable Management Fee shall be adjusted by an amount equal to the deficiency or surplus, as applicable.

IV. PAYMENT OF FUNDS FROM SUB-ACCOUNTS

Section 4.1. Payments From Accounts and Sub-Accounts.

(a)	Impositions and Insurance Reserve Sub-Account. Based on a written instruction from the Servicer, the Indenture Trustee shall withdraw amounts on deposit in the Impositions and Insurance Reserve Sub-Account and distribute such amounts as are required to be distributed pursuant to Section 4.03 of the Indenture.

(b)	Cash Trap Reserve Sub-Account. The Indenture Trustee shall withdraw amounts on deposit in the Cash Trap Reserve Sub-Account and distribute such amounts as are required to be distributed pursuant to Section 4.05 of the Indenture.

(c)	Loss Proceeds Reserve Sub-Account. The Indenture Trustee shall withdraw amounts on deposit in the Loss Proceeds Reserve Sub-Account and distribute and apply such amounts as are required to be distributed or applied pursuant to Section 7.06 of the Indenture.

(d)

Advance Rents Reserve Sub-Account. Based on a written instruction from the Servicer, the Indenture Trustee shall cause amounts deposited into the Advance Rents Reserve Sub-Account to be released to the Central Account on each Payment Date based upon a ratable allocation of such Advance Rents Reserve Deposit over the period for which the Annual Advance Rents Reserve Deposit (i.e., one-eleventh (1/11 th) per month over the succeeding eleven (11) months), the Semi-Annual Advance Rents Reserve Deposit (i.e., one fifth (1/5th) per month over the succeeding five (5) months) and the Quarterly Advance Rents Reserve Deposit (i.e., one-half (1/2) per month over the succeeding two (2) months) have been paid which such amounts shall be allocated and disbursed in accordance with Section 5.01(a) of the Indenture; provided, however, if Rents which are required to be delivered as Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made for allocating such Rents over the period for which such deposits are required, taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

Section 4.2. Sole Dominion and Control. The Issuers and the Manager acknowledge and agree that the Securities Accounts are subject to the sole dominion, control and discretion of the Indenture Trustee, its authorized agents or designees subject to the terms hereof. Neither the Issuers nor the Manager shall have any right of withdrawal with respect to any Account except with the prior written consent of the Indenture Trustee. Each Issuer acknowledges and agrees that any agent designated by the Indenture Trustee shall comply with all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) and instructions originated by the Indenture Trustee without further consent by any Issuer or any other Person.

V. PLEDGE OF ACCOUNTS

Section 5.1. Security for Obligations. (a) To secure the full and punctual payment and performance of all Obligations of the Issuers under the Notes, the Indenture, this Agreement and all other Transaction Documents, the Issuers hereby grant to the Indenture Trustee a first priority continuing security interest in and to the following property of the Issuers, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Collateral”):

(i) the Accounts and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, including, without limitation, all deposits or wire transfers made to the Lock Box Account, the Central Account, and each of the Sub-Accounts;

(ii) any and all amounts invested in Permitted Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (i), (ii) or (iii) above, all “proceeds” (as defined under the Uniform Commercial Code as in effect in the State of New York (the “UCC”)) of any or all of the foregoing.

(b)	The Indenture Trustee, shall have with respect to the Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

Section 5.2. Rights on Default. Upon the occurrence and during the continuance of an Event of Default, without notice from the Indenture Trustee, (a) neither the Issuers nor the Manager shall have any further right in respect of (including, without limitation, the right to instruct the Indenture Trustee to transfer from) the Securities Accounts, (b) the Indenture Trustee (based solely on written instruction from the Servicer) may liquidate and transfer any amounts then invested in Permitted Investments to the Securities Accounts or reinvest such amounts in other Permitted Investments as the Indenture Trustee may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable the Indenture Trustee to exercise and enforce the Indenture Trustee’s rights and remedies hereunder with respect to any Collateral, and (c) the Indenture Trustee (solely at the direction of the Servicer) may apply any Collateral to any Obligations in such order of priority as the Indenture Trustee (based solely on written instruction from the Servicer) may determine in accordance the Indenture.

Section 5.3. Financing Statement; Further Assurances. The Issuers hereby authorize the Indenture Trustee to file a financing statement or statements in connection with the Collateral to properly perfect the Indenture Trustee’s security interest therein to the extent a security interest in the Collateral may also be perfected by filing. The Issuers agree that at any time and from time to time, at the expense of the Issuers, the Issuers will promptly execute and deliver all further instruments and documents, and take (or authorize the taking of) all further action, that may be reasonably necessary or desirable, or that the Indenture Trustee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable the Indenture Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. In the event of any change in name, identity or structure of the Issuers, the Issuers shall notify the Indenture Trustee thereof and hereby authorize the Indenture Trustee to file and record such UCC financing statements (if any) as are reasonably necessary to maintain the priority of the Indenture Trustee’s lien upon and security interest in the Collateral, and shall pay all expenses and fees in connection with the filing and recording thereof.

Section 5.4. Termination of Agreement. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until payment and performance in full of the Obligations. Upon payment and performance in full of the Obligations, this Agreement shall terminate and the Issuers shall be entitled to the return, at their expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and the Indenture Trustee shall execute such instruments and documents as may be reasonably requested by the Issuers to evidence such termination and the release of the lien hereof including, without limitation, letters to the Tenants prepared by the Issuers and reasonably acceptable to the Indenture Trustee rescinding the instructions set forth in the Tenant Direction Letter and authorization to file UCC-3 termination statements.

Section 5.5. Representations of the Issuers.

(a)	This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Indenture Trustee, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Issuers.

(b)	The Issuers own and have good and marketable title to the Collateral free and clear of any lien, claim or encumbrance of any Person except as created under this Agreement.

(c)	Other than the security interest granted to the Indenture Trustee pursuant to this Agreement or the Security Instruments, the Issuers have not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Collateral. The Issuers have received all consents and approvals required by the terms of the Collateral to the transfer to the Indenture Trustee of their interest and rights in the Collateral hereunder.

(d)	The Accounts (other than the Lock Box Account which is subject to the Deposit Account Control Agreement) are not in the name of any person other than the Indenture Trustee.

(e)	The Issuers have not authorized the filing of and are not aware of any financing statements against the Issuers that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Indenture Trustee hereunder and pursuant to the Security Instruments or that has been terminated. The Issuers are not aware of any judgment or tax lien filings against the Issuers.

Section 5.6. Covenants of the Issuers.

(a)

With regard to the Annual Advance Rents Reserve Deposit, the Issuers shall provide the Indenture Trustee with bills or a statement of amounts due for such calendar year pursuant to such Leases on or before the fifteenth (15th) day prior to the commencement of the applicable calendar year which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by the Indenture Trustee to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

(b)	With regard to the Quarterly Advance Rents Reserve Deposit, the Issuers shall provide the Indenture Trustee with bills or a statement of amounts due for such calendar quarter pursuant to such Leases on or before the fifteenth (15th) day prior to the commencement of the applicable calendar quarter which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by the Indenture Trustee to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

(c)

With regard to the Semi-Annual Advance Rents Reserve Deposit, the Issuers shall provide the Indenture Trustee with bills or a statement of amounts due for such biannual calendar period pursuant to such Leases on or before the fifteenth (15th) day prior to the commencement of the applicable biannual calendar period which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by the Indenture Trustee to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

VI. RIGHTS AND DUTIES OF INDENTURE TRUSTEE

Section 6.1. Reasonable Care. Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, the Indenture Trustee shall not have any duty as to any Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. The Indenture Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Indenture Trustee accords its own property, it being understood that the Indenture Trustee shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in value thereof, by reason of the act or omission the Indenture Trustee, its Affiliates, agents, employees or bailees (including any act or failure to act taken at the written direction of the Servicer), except to the extent that such loss or damage results from the Indenture Trustee’s gross negligence or willful misconduct. The standards of care, limitation on liability and rights to indemnities set forth in Article XI of the Indenture shall apply to the duties and obligations of the Indenture Trustee hereunder.

Section 6.2. Indemnity. The Indenture Trustee, in its capacity as such hereunder, shall be responsible for the performance only of such duties as are specifically set forth herein, and no duty shall be implied from any provision hereof. The Indenture Trustee shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. The Issuers, jointly and severally, shall indemnify and hold the Indenture Trustee, its employees and officers harmless from and against any loss, liability, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indenture Trustee in connection with the transactions contemplated hereby, except to the extent that such loss or damage results from the Indenture Trustee’s gross negligence or willful misconduct. The foregoing indemnity shall survive the termination of this Agreement.

Section 6.3. Reliance. The Central Account Bank shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature reasonably believed by it to be genuine, and it may be assumed that any Person purporting to act on behalf of any Person giving any of the foregoing in connection with the provisions hereof has been duly authorized to do so. The Central Account Bank may consult with legal counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith. The Central Account Bank shall not be liable for any act or omission done or omitted to be done by the Central Account Bank in reliance upon any instruction, direction or certification received by the Central Account Bank and without gross negligence or willful misconduct. The Central Account Bank shall be entitled to execute any of the powers hereunder or perform any duties hereunder either directly or through agents or attorneys; provided, however, that the execution of such powers by any such agents or attorneys shall not diminish, or relieve the Central Account Bank for, responsibility therefor to the same degree as if the Central Account Bank itself had executed such powers.

Section 6.4. Resignation of Bank.

(a)	The Central Account Bank shall have the right to resign as the Central Account Bank hereunder upon thirty (30) days’ prior written notice to the Issuers, the Indenture Trustee and the Servicer, and in the event of such resignation, the Issuers shall appoint a successor Central Account Bank which must be an Eligible Bank. No such resignation by the Central Account Bank shall become effective until a successor Central Account Bank shall have accepted such appointment and executed an instrument by which it shall have assumed all of the rights and obligations of the Central Account Bank hereunder. If no such successor Central Account Bank is appointed within thirty (30) days after receipt of the resigning Central Account Bank’s notice of resignation, the resigning Central Account Bank may petition a court for the appointment of a successor Central Account Bank.

(b)

In connection with any resignation by the Central Account Bank, (i) the resigning Central Account Bank shall, (A) duly assign, transfer and deliver to the successor Central Account Bank this Agreement and all cash and Permitted Investments held by it hereunder, (B) authorize the filing of such financing statements and shall execute such other instruments prepared by the Issuers and approved by the Indenture Trustee or prepared by the Indenture Trustee as may be necessary to assign to the successor Central Account Bank, as agent for the

Indenture Trustee, any security interest in the Collateral existing in favor of the retiring Central Account Bank hereunder and to otherwise give effect to such succession and (C) take such other actions as may be reasonably required by the Indenture Trustee or the successor Central Account Bank in connection with the foregoing and (ii) the successor Central Account Bank shall establish in the Indenture Trustee’s name, as secured party, cash collateral accounts, which shall become the Securities Accounts for purposes of this Agreement upon the succession of such Central Account Bank, and which Securities Accounts shall also be “securities accounts” within the meaning of the UCC.

(c)	The Indenture Trustee at its sole discretion shall have the right, upon thirty (30) days notice to the Central Account Bank, to substitute the Central Account Bank with a successor Central Account Bank reasonably acceptable to the Issuers that satisfies the requirements of an Eligible Bank or to have one or more of the Accounts held by another Eligible Bank, provided that such successor Central Account Bank shall perform the duties of the Central Account Bank pursuant to the terms of this Agreement.

Section 6.5. Indenture Trustee Appointed Attorney-In-Fact. Upon the occurrence and during the continuance of an Event of Default, the Issuers hereby irrevocably constitute and appoint the Indenture Trustee as the Issuers’ true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of the Issuers with respect to the Collateral, and do in the name, place and stead of the Issuers, all such acts, things and deeds for and on behalf of and in the name of the Issuers, which the Issuers are required to do hereunder or under the other Transaction Documents or which the Indenture Trustee may deem reasonably necessary or desirable to more fully vest in the Indenture Trustee the rights and remedies provided for herein and to accomplish the purposes of this Agreement including, without limitation, the filing of any UCC financing statements or continuation statements in appropriate public filing offices on behalf of the Issuers, in any of the foregoing cases, upon the Issuers’ failure to take any of the foregoing actions within fifteen (15) days after notice from the Indenture Trustee. The foregoing powers of attorney are irrevocable and coupled with an interest.

Section 6.6. Acknowledgment of Lien/Offset Rights. The Indenture Trustee hereby acknowledges and agrees with respect to the Securities Accounts that (a) the Securities Accounts shall be in the name of the Indenture Trustee, (b) all funds held in the Accounts shall be held for the benefit of the Indenture Trustee as secured party, (c) the Issuers have granted to the Indenture Trustee, on behalf of the Secured Parties, a first priority security interest in the Collateral, (d) the Indenture Trustee shall not disburse any funds from the

Accounts except as provided herein and in the Indenture, and (e) the Indenture Trustee shall invest and reinvest any balance of the Securities Accounts in Permitted Investments in accordance with Section 2.5 hereof.

Section 6.7. Reporting Procedures. The Indenture Trustee shall provide the Issuers and the Manager with a record of all checks and any other items deposited to the Central Account or processed for collection. The Indenture Trustee shall make available a daily credit advice to the Issuers and the Manager, which credit advice shall specify the amount of each receipt deposited into the Securities Accounts on such date. The Indenture Trustee shall send or make available a monthly report to the Issuers and the Manager which monthly report shall specify the credits and charges to the Securities Accounts for the previous calendar month.

VII. RESERVED

VIII. MISCELLANEOUS

Section 8.1. Transfers and Other Liens. The Issuers agree that they will not (i) sell or otherwise dispose of any of the Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Collateral, except for the Lien granted under this Agreement or the Transaction Documents.

Section 8.2. Indenture Trustee’s Right to Perform the Obligations of the Issuers; No Liability of Indenture Trustee. If the Issuers fail to perform any of the covenants or obligations contained herein, and such failure shall continue for a period ten (10) Business Days after the Issuers’ receipt of written notice thereof from the Indenture Trustee, the Indenture Trustee may itself perform, or cause performance of, such covenants or obligations, and the reasonable expenses of the Indenture Trustee incurred in connection therewith shall be payable by the Issuers to the Indenture Trustee. Notwithstanding the Indenture Trustee’s right to perform certain obligations of the Issuers, it is acknowledged and agreed that the Issuers retain control of the Tower Sites and operation thereof and notwithstanding anything contained herein or the Indenture Trustee’s exercise of any of its rights or remedies hereunder, under the Transaction Documents or otherwise at law or in equity, the Indenture Trustee shall not be deemed to be a mortgagee-in-possession nor shall the Indenture Trustee be subject to any liability with respect to the Tower Sites or otherwise based upon any claim of lender liability except as a result of the Indenture Trustee’s gross negligence or willful misconduct.

Section 8.3. No Waiver. The rights and remedies provided in this Agreement and the other Transaction Documents are cumulative and may be exercised independently or concurrently, and are not exclusive of any other right or remedy provided at law or in equity. No failure to exercise or delay by the Indenture Trustee in exercising any right or remedy hereunder or under the Transaction Documents shall impair or prohibit the exercise of any such rights or remedies in the future or be deemed to constitute a waiver or limitation of any such right or remedy or acquiescence therein. Every right and remedy granted to the Indenture Trustee hereunder or by law may be exercised by the Indenture Trustee at any time and from time to time, and as often as the Indenture Trustee may deem it expedient. Any and all of the Indenture Trustee’s rights with respect to the lien and security interest granted hereunder shall continue unimpaired, and the Issuers shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) any proceeding of the Issuers under the Federal Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (b) the release or substitution of Collateral at any time, or of any rights or interests therein or (c) any delay, extension of time, renewal, compromise or other indulgence granted by the Indenture Trustee in the event of any default, with respect to the Collateral or otherwise hereunder. No delay or extension of time by the Indenture Trustee in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon the Issuers by the Indenture Trustee, shall constitute a waiver thereof, or limit, impair or prejudice the Indenture Trustee’s right, without notice or demand, to take any action against the Issuers or to exercise any other power of sale, option or any other right or remedy.

Section 8.4. Expenses. The Collateral shall secure, and the Issuers shall pay to the Indenture Trustee in accordance with the time frames set forth in the Indenture, from time to time, all costs and expenses for which the Issuers are liable under the Indenture and as follows:

(a)	The Issuers agree to compensate the Indenture Trustee for performing the services described herein pursuant to the Combined Fee Schedule for Services, dated July 28, 2009, presented by the Indenture Trustee and accepted by the Issuers.

(b)	The Indenture Trustee shall debit the Central Account by the amount of its fees under advice on a monthly basis or shall include its fees in an account analysis statement, in accordance with the Indenture.

(c)	If insufficient funds are available to cover the amounts due under this Section 8.4, the Issuers shall pay such amounts to the Indenture Trustee in immediately available funds within five (5) Business Days of demand by the Indenture Trustee.

Section 8.5. Amendment. This Agreement may not be changed, terminated or otherwise varied, except by a writing duly executed by the parties.

Section 8.6. No Waiver. No waiver of any term or condition of this Agreement, whether by delay, omission or otherwise, shall be effective unless in writing and signed by the party sought to be charged, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

Section 8.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. This Agreement inures to the benefit of the Noteholders and other Secured Parties as provided in the Indenture.

Section 8.8. Additional Subsidiaries. Any subsidiary of the Issuers or the Guarantor that is required to become a party hereto pursuant to Section 15.04(d) of the Indenture shall execute a joinder to this Agreement. Upon execution and delivery of such joinder by the Indenture Trustee and such subsidiary, such subsidiary shall become a party hereto with the same force and effect as if originally a party hereto. The execution and delivery by the Indenture Trustee and such subsidiary of any such instrument shall require the consent of the Servicer, such consent not to be unreasonably withheld. The rights and obligations of each Secured Party and party hereto shall remain in full force and effect notwithstanding the joinder of any new subsidiary to this Agreement.

Section 8.9. Notices. All notices, demands, requests, consents, approvals and other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing and delivered to the parties at the addresses and in the manner provided in Section 16.04 of the Indenture. Notices to the Central Account Bank shall be addressed as follows:

THE BANK OF NEW YORK MELLON TRUST

COMPANY, N.A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Attention: Corporate Trust Services, re: Pinnacle

Towers Acquisition Holdings LLC.

Section 8.10. Captions. All captions in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

Section 8.11. Governing Law. This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of New York without regard to conflicts of law principles of such State.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts.

Section 8.13. Inconsistencies. To the extent the terms of this Agreement are inconsistent with the terms of the Indenture, the terms of the Indenture shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ISSUERS:

PINNACLE TOWERS ACQUISITION HOLDINGS LLC, a Delaware limited liability company
PINNACLE TOWERS ACQUISITION LLC, a Delaware limited liability company
TOWER VENTURES III, LLC, a Tennessee limited liability company
GS SAVINGS INC., a Delaware corporation
TVHT, LLC, a Tennessee limited liability company
GOLDENSTATE TOWERS, LLC, a Delaware limited liability company

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INDENTURE TRUSTEE and CENTRAL ACCOUNT BANK:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Assistant Treasurer

MANAGER:

CROWN CASTLE USA INC., a Pennsylvania corporation

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer